Exhibit 10.15

OVERSEAS MARKET DEVELOPMENT CONSULTANCY AGREEMENT

Executed on 9th January 2008 in Ramat Gan

BETWEEN:	PIMI MARION HOLDINGS LTD, PC 513497123

POB 117 Hotzot Alonim, Kibbutz Alonim

(hereinafter referred to as “the Customer”)

AND:	THE CENTER FOR POTATO RESEARCH IN A WARM CLIMATE LTD, PC 512553496

POB 515 Ofakim 80300

(hereinafter referred to as “the Consultant”)

WHEREAS
the Customer engages in the manufacture and marketing of stabilised hydrogen peroxide and wishes to obtain professional advice on the development of markets for the application of the substance in the storage of potatoes, or any other use of potatoes abroad;

AND WHEREAS	the Consultant is a professional entity with expertise on the subject of potatoes and wishes to provide professional advice, and to fill special requests for training on the above subject;

THE PARTIES HAVE AGREED ON THE COLLABORATION BETWEEN THEM.

Below are the details of the agreement:

1.
The Consultant shall advice the Customer on matters relating to the use of stabilised hydrogen peroxide in the storage of potatoes, and other uses (such as: application to seed potatoes) in various countries (see [illegible] work plan). During the consultancy, the parties shall attend documented work meetings once a month. Once a quarter, the Consultant shall present the findings, achievements and plans to the Customer’s board of directors, and shall give professional training to the agents and professionals in Israel and elsewhere.

2.	The consultancy period is for three years, as of 1st January 2008, and may be extended.

3.	It is agreed that the parties may terminate the contract at any time on three months’ notice.

4.	Consideration

4.1
Consultancy fee: the Customer shall pay the Consultant professional fees in an amount equal to NIS 10,000 a month plus due VAT, against a tax invoice. The payments shall be made once a month (current + 14 days). This amount shall be paid until a capital induction that shall take place in April 2008. After the capital induction, the monthly consultancy fee shall be NIS 12,000 a month on the aforesaid terms.

The consultancy fee includes traveling and communication expenses in Israel alone.

4.2	Payment for activity overseas: NIS 2,500 per day’s work; after the induction, NIS 3,000 per day’s work.

4.3	Coverage of overseas expenses: the Customer shall cover all the Consultant’s reasonable expenses.

4.4	Flights: to Europe tourist class, and outside Europe business class.

4.5	Hotels: reasonable subsistence expenses, by arrangement with the Customer.

4.5	Traveling and communication: reasonable expenses (hired car, medium).

Payment for the Consultant’s expenses shall be added to the tax invoice submitted once a month.

5.	The dates of planned trips shall be determined once a quarter, at the time of the meeting with the board of directors.

Unplanned trips shall be arranged between the parties, so as not to prejudice the parties’ routine activity and so as to allow synchronisation with other trips to an identical destination.

6.	Absence of employer-employee relationship

It is expressed that this agreement is an agreement between the Customer and an independent contractor of services and does not constitute an employment contract, that the Consultant has an independent business for the provision of the services and that there is no employer-employee relationship, license relationship, agency relationship or partnership relations between him and the Customer and/or anyone on its behalf.

It is agreed between the parties that if it is determined by any competent judicial entity that the relationship between the Customer and the Consultant and/or anyone on his behalf in respect of the services is an employer-employee relationship, the Consultant shall not be entitled to the consideration specified in clause 4 above, but to consideration at a rate of only 65% thereof, and he shall immediately repay the Customer any amount he has received in excess of the revised consideration as aforesaid, plus linkage to the consumer price index and plus interest in accordance with the Adjudication of Interest and Linkage Law, 5721-1961 (the interest and linkage shall be computed as of the date on which the Consultant receives any amount until the date on which he actually repays it to the Customer).

7.	The parties undertake to maintain confidentiality in respect of the details of this agreement. The Customer may present the Consultant as part of its team.

The Consultant undertakes confidentiality and non-competition with regard to the treatment with stabilised hydrogen peroxide of vegetables and fruits for a period of seven years after the contract’s termination. For the avoidance of doubt, it is expressed that this does not prevent the Consultant from engaging in any other business, so long as it does not derogate from the aforesaid.

8.
The Consultant is not promising and is not liable for the success of the project or his advice. This liability is imposed on the Customer and/or those acting on its behalf. For the avoidance of doubt, the Consultant undertakes to make maximum effort in the professional training and direction of the Customer for the success of the product’s application and sale process.

9.
In destination countries in which the Consultant is an actual partner in bringing about the use of the Customer’s products – the Consultant shall be entitled to royalties of 1% of sales for the first four years of activity.

10.
The Consultant shall serve as professional advisor to the Customer’s board of directors. Nonetheless, the Consultant shall not be liable for the advice’s implementation by the Customer. The Company’s board of directors shall not have any claim against the Consultant with regard to the consequences of the professional advice.

11.
At the request of the Customer’s CEO, the Consultant shall actively participate in the presentation of the Customer’s applications or products to customers or investors overseas, with customary professional integrity.

12.	Notice sent by registered mail to any party in accordance with his above address shall be deemed received by him.

As witness the hands of the parties:

(Signed)	(Signed and stamped)

The Center for Potato Research	Pimi Marion Holdings Ltd
in a Warm Climate Ltd

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